Exhibit 99.1

Foresight Energy LP Announces Second Quarter 2016 Results

Second Quarter 2016 Highlights:

•	Production of 4.9 million tons
•	Sales volumes of 5.1 million tons
•	Coal sales of $224.1 million
•	Net loss attributable to limited partner units of $27.8 million
•	Adjusted EBITDA of $75.1 million
•	Cash flows from operations of $39.4 million

ST. LOUIS, Missouri—(BUSINESS WIRE)—August 9, 2016—Foresight Energy LP (NYSE: FELP) today reported financial and operating results for the second quarter 2016.  Coal sales of $224.1 million for the second quarter 2016 contributed to Adjusted EBITDA of $75.1 million, cash flows from operations of $39.4 million and a net loss attributable to limited partner units of $27.8 million,  or $(0.21) per unit.  Foresight’s results for the second quarter 2016 were benefited by a 35.0% increase in sales volumes compared to the first quarter 2016, however, sales volumes were 10.2% lower as compared to the prior year second quarter driven by a decline in international shipments.

Also, during the second quarter 2016, Foresight’s results were unfavorably impacted by $10.8 million in non-cash losses on its commodity derivative contracts, $5.9 million of debt restructuring and legal costs related to negotiations with its lenders, and $4.3 million in incremental interest charges resulting from the application of default interest rates.  Capital expenditures for the second quarter 2016 were $8.3 million, up $3.3 million from the first quarter of 2016 but less than the $21.8 million incurred for the second quarter 2015.

“Despite continuing challenges in the domestic and international coal markets, Foresight’s second quarter results improved significantly versus the first quarter of this year largely due to increased sales volumes and improved cost control.  We have taken the necessary steps of altering our production schedules in an effort to more closely match our production with market demand.  While production schedules were significantly reduced during the quarter, Foresight was still able to maintain its low-cost operating profile.  This continued commitment to safe, low cost coal production positions Foresight to withstand the pressures of the current coal market and will allow us to capture contracting opportunities as they arise,” said Rob Moore, President and Chief Executive Officer.

Update on Restructuring Efforts

As previously announced, on July 22, 2016, Foresight entered into amended and restated transaction support agreements with certain consenting noteholders of its 2021 senior notes, certain consenting lenders to its credit agreement, and certain principal equityholders of Foresight and its general partner. The transaction support agreements modified the terms of the restructuring of the Partnership’s indebtedness and certain governance and equity matters relating to the Partnership, including a proposed amendment of its credit agreement (the “Restructuring”). On August 1, 2016, Foresight achieved the first important milestone of the amended and restated transaction support agreements and launched the tender offer and exchange offer as part of the Restructuring.

“We are pleased that we have concluded the negotiations with our creditors,” said Mr.  Moore. “Together the Partnership, equity sponsors and debt holders have shown an increased commitment to the long-term viability of Foresight Energy.  While the negotiations were challenging, we have reached an agreement that allows Foresight Energy to move forward and continue to achieve the goal of operating the safest, lowest cost, and most productive coal mines in the Illinois Basin.”

The successful consummation of the Restructuring remains subject to various conditions, including the successful negotiation of definitive documentation and other conditions that are not within the control of Foresight or its affiliates. As such, there can be no assurance that Foresight will be able to successfully negotiate or implement any of the proposed Restructuring transactions contemplated by the support agreements, or if it is able to do so, that such negotiation or implementation will be consistent with the terms as previously disclosed.

Please refer to the Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 25, 2016 and August 1, 2016 and the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016 filed with the SEC today for more information regarding the transaction support agreements, the Restructuring and the tender and exchange offers.

Consolidated Financial Results & Cash Flow

Coal sales totaled $224.1 million during the second quarter 2016, a decrease of $25.8 million from the prior year second quarter.  This decrease was primarily due to reduced sales volumes as weak market conditions continued during the first half of the year due to mild weather, oversupply in the market and low natural gas prices.  More specifically, Foresight’s sales volumes were significantly impacted by lower international shipments as the seaborne markets remained challenging, which also resulted in a corresponding decline in transportation expense.  The Partnership did begin to see some stability in the international markets during the second quarter 2016 as weather patterns changed and export prices started to rise.  When comparing second quarter 2016 results to the first quarter 2016, coal sales increased $61.0 million driven by higher sales volumes as shipments during the first quarter 2016 were the lowest sales volumes Foresight experienced in several years.  Coal sales realizations themselves remained relatively unchanged when compared to both the first quarter 2016 and the second quarter 2015 as did netback to mine realizations per ton.

Cost of coal produced was $112.1 million for the second quarter 2016 compared to $122.0 million for the same period

2015. The decrease during the current quarter was driven by lower sales volumes. When comparing second quarter 2016 to the first quarter 2016, cost of coal produced increased $22.9 million due to a 1.3 million ton increase in sales volumes offset by lower cash costs per ton sold as the cost impact of the Hillsboro combustion event largely subsided with the mine entrance being sealed and the higher coal production resulted in improved leveraging of fixed costs.

Transportation costs for the second quarter 2016 decreased $8.5 million compared to the second quarter 2015 primarily due to lower sales volumes and a decrease in the average cost of transportation. The decline in transportation cost per ton sold was due to a lower percentage of sales going to international markets during the current year quarter offset partially by higher charges for shortfalls on minimum contractual throughput volume requirements as a result of expected reductions in international shipments.

Cash flows provided by operations for the second quarter 2016 improved slightly from the first quarter 2016 reaching $39.4 million for the current quarter.  Foresight ended the quarter with $45.2 million in cash and cash equivalents, representing an increase of $29.0 million from the first quarter 2016.  This increase can be attributed to a continued disciplined approach to capex spending, which was $8.3 million for the second quarter 2016, up slightly from the first quarter 2016 and significantly less than the $21.8 million for the second quarter 2015. Cash flows from operations were negatively impacted by costs incurred as part of our debt restructuring of $5.9 million for the second quarter 2016 and $15.6 million for the six months ended June 30, 2016.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks. There can be no assurance that actual results will not differ from those expected by management of the Partnership. Specifically, the Partnership continues to experience substantial financial, business, operational and reputational risks that threaten its ability to continue as a going concern and could materially affect its present expectations or projections. Known material factors that could cause actual results to differ from those in the forward-looking statements are described in Part I, “Item 1A. Risk Factors” of the Partnership’s Annual Report on Form 10-K filed on March 15, 2016 and Part II, “Item 1A. Risk Factors” of the Partnership’s Quarterly Report on Form 10-Q filed today. The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware of, after the date hereof.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

The Partnership defines Adjusted EBITDA as net income (loss) attributable to controlling interests before interest, income taxes, depreciation, depletion, amortization and accretion. Adjusted EBITDA is also adjusted for equity-based compensation, losses/gains on commodity derivative contracts, settlements of derivative contracts and material nonrecurring or other items which may not reflect the trend of future results. As it relates to commodity derivative contracts, the Adjusted EBITDA calculation removes the total impact of derivative gains/losses on net income (loss) during the period and then add/deducts to Adjusted EBITDA the amount of aggregate settlements during the period.

The Partnership believes that the presentation of Adjusted EBITDA provides useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA should not be considered an alternative to net (loss) income, operating income, or any other measure of financial performance presented in accordance with U.S. GAAP, nor should Adjusted EBITDA be considered an alternative to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement. Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, of the items that affects net (loss) income. Additionally, because Adjusted EBITDA may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, the utility of such a measure is diminished. For a reconciliation of Adjusted EBITDA to net (loss) income attributable to controlling interests, please see the table below.

About Foresight Energy LP

Foresight Energy LP is a leading producer and marketer of thermal coal controlling over 3 billion tons of coal reserves in the Illinois Basin. Foresight currently owns four mining complexes (Williamson, Sugar Camp, Hillsboro and Macoupin), with four longwall systems, and the Sitran river terminal on the Ohio River. Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Foresight Energy LP

Gary M. Broadbent

Assistant General Counsel and Media Director

(314) 932-6152

Investor.relations@foresight.com

Media@coalsource.com

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In Thousands, Except per Unit Data)
Revenues
Coal sales	$224,093	$249,900	$387,190	$488,815
Other revenues	1,907	1,322	4,895	1,322
Total revenues	226,000	251,222	392,085	490,137

Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	112,070	121,987	201,246	232,575
Cost of coal purchased	—	1,902	551	2,008
Transportation	37,557	46,021	63,355	93,380
Depreciation, depletion and amortization	45,467	52,731	81,884	91,549
Accretion on asset retirement obligations	844	567	1,688	1,134
Selling, general and administrative	5,588	6,057	11,308	20,523
Transition and reorganization costs	950	12,251	6,889	12,251
Loss (gain) on commodity derivative contracts	10,760	5,905	11,283	(23,162)
Other operating expense (income), net	179	(278)	91	(14,258)
Operating income	12,585	4,079	13,790	74,137
Other expenses:
Interest expense, net	34,335	29,359	67,330	56,700
Debt restructuring costs	5,920	—	15,630	—
Loss on extinguishment of debt	—	—	107	—
Net (loss) income	(27,670)	(25,280)	(69,277)	17,437
Less: net income attributable to noncontrolling interests	116	123	214	534
Net (loss) income attributable to controlling interests	(27,786)	(25,403)	(69,491)	16,903
Less: net income attributable to predecessor equity	—	—	—	23
Net (loss) income attributable to limited partner units	$(27,786)	$(25,403)	$(69,491)	$16,880

Net (loss) income available to limited partner units - basic and diluted:
Common unitholders	$(13,995)	$(12,713)	$(34,886)	$8,444
Subordinated unitholders	$(13,791)	$(12,690)	$(34,605)	$8,436

Net (loss) income per limited partner unit - basic and diluted:
Common unitholders	$(0.21)	$(0.20)	$(0.53)	$0.13
Subordinated unitholders	$(0.21)	$(0.20)	$(0.53)	$0.13

Weighted average limited partner units outstanding - basic and diluted:
Common units	65,917	65,071	65,555	65,021
Subordinated units	64,955	64,955	64,955	64,913

Distributions declared per limited partner unit	$—	$0.37	$—	$0.73

Foresight Energy LP

Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2016	2015
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$45,175	$17,538
Accounts receivable	65,174	61,325
Due from affiliates	3,367	16,615
Financing receivables - affiliate	2,794	2,689
Inventories, net	53,756	50,652
Prepaid expenses	6,249	5,498
Prepaid royalties	1,230	5,386
Deferred longwall costs	18,573	18,476
Coal derivative assets	16,868	26,596
Other current assets	8,561	5,565
Total current assets	221,747	210,340
Property, plant, equipment and development, net	1,362,005	1,433,193
Due from affiliates	1,843	2,691
Financing receivables - affiliate	68,715	70,139
Prepaid royalties	72,142	70,300
Coal derivative assets	7,835	22,027
Other assets	12,264	12,493
Total assets	$1,746,551	$1,821,183
Liabilities and partners’ (deficit) capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,404,133	$1,434,566
Accrued interest	47,444	24,574
Accounts payable	46,489	55,192
Accrued expenses and other current liabilities	41,090	35,825
Due to affiliates	8,223	8,536
Total current liabilities	1,547,379	1,558,693
Sale-leaseback financing arrangements	193,434	193,434
Asset retirement obligations	44,750	43,277
Other long-term liabilities	6,917	6,896
Total liabilities	1,792,480	1,802,300
Limited partners' capital (deficit):
Common unitholders (66,096 and 65,192 units outstanding as of June 30, 2016 and December 31, 2015, respectively)	155,944	186,660
Subordinated unitholder (64,955 units outstanding as of June 30, 2016 and December 31, 2015)	(200,145)	(166,061)
Total limited partners' (deficit) capital	(44,201)	20,599
Noncontrolling interests	(1,728)	(1,716)
Total partners' (deficit) capital	(45,929)	18,883
Total liabilities and partners' (deficit) capital	$1,746,551	$1,821,183

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
	2016	2015
	(In Thousands)
Cash flows from operating activities
Net (loss) income	$(69,277)	$17,437
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	81,884	91,549
Equity-based compensation	4,427	11,637
Loss (gain) on commodity derivative contracts	11,283	(23,162)
Settlements of commodity derivative contracts	9,921	40,632
Settlements of commodity derivative contracts included in investing activities	—	(19,073)
Transition and reorganization expenses paid by Foresight Reserves (affiliate)	2,333	5,758
Other	5,948	4,467
Changes in operating assets and liabilities:
Accounts receivable	(3,849)	2,417
Due from/to affiliates, net	13,783	(6,835)
Inventories	(1,296)	(24,657)
Prepaid expenses and other current assets	(5,690)	(1,384)
Prepaid royalties	2,314	(954)
Commodity derivative assets and liabilities	2,089	(2,174)
Accounts payable	(8,703)	(20,115)
Accrued interest	22,870	(1,031)
Accrued expenses and other current liabilities	5,135	(2,515)
Other	440	(3,117)
Net cash provided by operating activities	73,612	68,880
Cash flows from investing activities
Investment in property, plant, equipment and development	(13,293)	(55,124)
Investment in financing arrangements with Murray Energy (affiliate)	—	(75,000)
Return of investment on financing arrangements with Murray Energy (affiliate)	1,319	—
Settlements of certain coal derivatives	—	19,073
Proceeds from sale of equipment	83	—
Net cash used in investing activities	(11,891)	(111,051)
Cash flows from financing activities
Net change in borrowings under revolving credit facility	—	49,000
Net change in borrowings under A/R securitization program	(10,100)	56,500
Proceeds from other long-term debt	—	59,325
Payments on other long-term debt and capital lease obligations	(22,726)	(22,248)
Payments on short-term debt	(250)	—
Distributions paid	(226)	(95,200)
Debt issuance costs paid	—	(2,473)
Other	(782)	(1,217)
Net cash (used in) provided by financing activities	(34,084)	43,687
Net increase in cash and cash equivalents	27,637	1,516
Cash and cash equivalents, beginning of period	17,538	26,509
Cash and cash equivalents, end of period	$45,175	$28,025

Reconciliation of U.S. GAAP Net (Loss) Income Attributable to Controlling Interests to Adjusted EBITDA:

	Three Months Ended			Six Months Ended
	June 30, 2016	June 30, 2015	March 31, 2016	June 30, 2016	June 30, 2015
	(In Thousands)
Net (loss) income attributable to controlling interests	$(27,786)	$(25,403)	$(41,704)	$(69,491)	$16,903
Interest expense, net	34,335	29,359	32,995	67,330	56,700
Depreciation, depletion and amortization	45,467	52,731	36,417	81,884	91,549
Accretion on asset retirement obligations	844	567	844	1,688	1,134
Transition and reorganization costs (excluding amounts included in equity-based compensation below)	333	9,603	2,241	2,575	9,604
Equity-based compensation (1)	435	3,407	3,992	4,427	11,637
Loss (gain) on commodity derivative contracts	10,760	5,905	523	11,283	(23,162)
Settlements of commodity derivative contracts	4,801	27,347	5,119	9,921	40,632
Debt restructuring costs	5,920	—	9,710	15,630	—
Loss on extinguishment of debt	—	—	107	107	—
Adjusted EBITDA	75,109	103,516	50,244	125,354	204,997

(1) - Includes equity-based compensation of $616, $3,698 and $2,648 which was recorded in transition and reorganization costs in the statements of operations for the three months ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively, and $4,315 and $2,648 for the six months ended June 30, 2016 and 2015, respectively.

Operating Metrics
	Three Months Ended			Six Months Ended
	June 30, 2016	June 30, 2015	March 31, 2016	June 30, 2016	June 30, 2015
	(In Thousands, Except Per Ton Data)
Produced tons sold	5,057	5,589	3,737	8,793	10,690
Purchased tons sold	—	42	17	17	42
Total tons sold	5,057	5,631	3,754	8,810	10,732

Tons produced	4,889	4,700	4,299	9,188	11,309

Coal sales realization per ton sold(1)	$44.31	$44.38	$43.45	$43.95	$45.55
Cash cost per ton sold(2)	$22.16	$21.83	$23.86	$22.89	$21.76
Netback to mine realization per ton sold(3)	$36.89	$36.21	$36.57	$36.76	$36.85

(1) - Coal sales realization per ton sold is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.
(3) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.